Exhibit 99.1

Skyline Bankshares, Inc. Announces Second Quarter 2023 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 3, 2023 /(Globe Newswire)/ -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the second quarter of 2023.

The Company recorded net income of $2.8 million, or $0.49 per share, for the quarter ended June 30, 2023, compared to net income of $2.2 million, or $0.40 per share, for the same period in 2022. For the six months ended June 30, 2023, net income was $5.5 million, or $0.98 per share, compared to net income of $4.6 million, or $0.83 per share, for the six months ended June 30, 2022. Second quarter 2023 earnings represented an annualized return on average assets (“ROAA”) of 1.10% and an annualized return on average equity (“ROAE”) of 14.35%, compared to 0.88% and 11.67%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are pleased to report strong earnings for the second quarter, and first half, of 2023. Our earnings per share increased by 22.50% compared to the second quarter of 2022. This increase comes despite the significant increase in interest expense on deposits that we have seen throughout the banking industry since the Federal Reserve began to aggressively increase interest rates last year. While our total deposits have remained relatively stable this year, customers are continuing to move their deposits out of lower rate transactional accounts and into higher earning time deposits. This trend has resulted in an increase in certificates of deposit of $63.1 million from June 30, 2022 to June 30, 2023.”

Edwards continued, “Fortunately, solid loan growth continues to help us offset the increase in interest expense. Our core loans grew at an annualized rate of over 7% in the quarter, and over 9% for the past year. As a result, our net interest margin increased to 3.82% when compared to 3.54% for the second quarter of 2022, and fell only slightly when compared to the 3.89% level in the first quarter of 2023.”

Edwards concluded, “We expect competition for deposits and increased interest expense to continue throughout 2023, and because of this we expect to see continued pressure on our net interest margin. As such, we will continue to focus on our long-term strategy of growing our Skyline franchise with an emphasis on low-cost core deposit accounts while minimizing our reliance on more expensive time deposits or secondary funding sources. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.8 million, or $0.49 per share, in the second quarter of 2023, compared to $2.2 million, or $0.40 per share, in the second quarter of 2022.
●	Net interest margin (“NIM”) was 3.82% for the second quarter of 2023, compared to 3.89% in the first quarter of 2023, and 3.54% in the second quarter of 2022.
●	Total assets increased $9.4 million, or 0.94%, to $1.01 billion at June 30, 2023 from $997.7 million at December 31, 2022, and decreased by $31.0 million, or 2.99%, from $1.04 billion a year earlier.
●

Net loans were $772.5 million at June 30, 2023, an increase of $23.9 million, or 3.19%, when compared to $748.6 million at December 31, 2022, and an increase of $57.9 million, or 8.11%, when compared to $714.6 million at June 30, 2022.

●

Total deposits were $903.4 million at June 30, 2023, a decrease of $16.9 million, or 1.84%, from $920.3 million at December 31, 2022, and a decrease of $50.3 million, or 5.27%, from $953.7 million at June 30, 2022.

●

Annualized return on average assets increased to 1.10% for the quarter ended June 30, 2023, from 0.88% for the quarter ended June 30, 2022. Annualized return on average equity increased to 14.35% for the quarter ended June 30, 2023, from 11.67% for the quarter ended June 30, 2022.

●	The Company repurchased 19,712 shares of its common stock through its publicly announced share repurchase program during the second quarter of 2023.

Second Quarter, First Half 2023 Income Statement Review

Net interest income after provision for credit losses in the second quarter of 2023 was $9.1 million compared to $8.1 million in the second quarter of 2022, primarily reflecting increased interest income. Total interest income was $10.6 million in the second quarter of 2023, representing an increase of $1.8 million in comparison to the second quarter of 2022. Interest income on loans increased in the quarterly comparison by $1.9 million, primarily due to organic loan growth of $64.7 million from June 30, 2022 to June 30, 2023, as well as interest rate increases during the same time period. Management anticipates that this loan growth in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.1 million in the quarterly comparison, as a result of rate increases on deposit offerings, especially on time deposits due to deposit competition. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $202 thousand, primarily due to short-term FHLB advances to fund loan growth of $14.5 million during the second quarter of 2023.

For the first half of 2023, net interest income after provision for credit losses was $18.2 million compared to $16.0 million for the first half of 2022. Interest income increased by $3.4 million, primarily due to an increase of $3.1 million in interest income on loans, and an increase of $218 thousand on securities. Interest expense on deposits increased by $1.5 million for the six-months ended June 30, 2023 compared to the same period last year, as previously discussed, this is a reflection of the increased competitive pressures for deposits. Interest on borrowings increased by $326 thousand in the six-month comparison, due to short-term borrowings as a result of the decline in deposits of $16.9 million and loan growth of $24.2 million that occurred during the first half of 2023.

Second quarter 2023 noninterest income was $1.7 million compared with $1.5 million in the second quarter of 2022. Income from service charges and fees increased by $97 thousand, offsetting a $51 thousand decrease in mortgage origination fees as mortgage origination volume declined compared to the year ago period. Nonrecurring income of $129 thousand related to loan hedge fees from a correspondent bank was recorded in other income for the second quarter of 2023. Excluding this nonrecurring income of $129 thousand and security losses of $16 thousand in 2023, noninterest income increased by $85 thousand for the second quarter of 2023 compared to the second quarter of 2022.

For the six months ended June 30, 2023 and 2022, noninterest income was $3.3 million and $3.2 million, respectively. The increase of $126 thousand included an increase of $298 thousand in service charges and fees, which offset a $133 thousand decrease in mortgage origination fees. Included in noninterest income for the six months ended June 30, 2023 was nonrecurring income from loan hedge fees discussed above of $129 thousand and security losses of $16 thousand, and for the six months ended June 30, 2022, there was nonrecurring income of $217 thousand from life insurance contracts.

Noninterest expense in the second quarter of 2023 was $7.4 million compared with $6.9 million in the second quarter of 2022, an increase of $522 thousand, or 7.59%. There was an increase in salary and benefit costs of $359 thousand due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased $100 thousand and data processing increased by $95 thousand in the quarterly comparisons primarily due to branch expansion costs. FDIC assessments increased by $70 thousand due to an increase in the base assessment rate in 2023. For the six-month period ended June 30, 2023, total noninterest expenses increased by $1.3 million compared to the same period in 2022, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $866 thousand, which also reflects a reduction in capitalized loan origination cost due to lower loan volume in the first half of 2023 compared to the first half of 2022. Occupancy and equipment expenses increased by $281 thousand, and data processing increased by $80 thousand from the first six months of 2022 to 2023. FDIC assessments increased by $67 thousand in the six-month comparison.

Net income before taxes increased by $627 thousand in the quarterly comparison causing an increase in income tax expense of $110 thousand. In the six-month comparison, net income before taxes increased by $1.1 million, resulting in an increase in income tax expense of $180 thousand.

Balance Sheet Review

Total assets decreased in the second quarter of 2023 by $11.9 million, or 1.17%, to $1.01 billion at June 30, 2023 from $1.02 billion at March 31, 2023, and increased by $9.4 million, or 0.94%, from $997.7 million at December 31, 2022. The decrease in assets during the second quarter of 2023 primarily reflects a decrease in short-term borrowings of $5 million as well as a decrease in investment securities of $8.6 million. Total loans increased during the second quarter by $14.5 million, or 1.90%, to $779.1 million at June 30, 2023 from $764.6 million at March 31, 2023, and increased by $24.2 million, or 3.21%, compared to $754.9 million at December 31, 2022.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.19% at June 30, 2023 compared to 0.22% at December 31, 2022. The allowance for loan losses was approximately 0.85% of total loans as of June 30, 2023 compared to 0.83% at December 31, 2022.

Investment securities decreased by $8.6 million during the second quarter to $128.1 million at June 30, 2023 from $136.7 million at March 31, 2023, and decreased by $7.1 million from $135.2 million at December 31, 2022. The decrease in the second quarter of 2023 was the result of $4.4 million in sales and paydowns of $1.9 million, and an increase in unrealized losses of $2.2 million as a result of the increase in interest rates during the quarter.

Total deposits decreased in the second quarter of 2023 by $2.1 million, or 0.22%, to $903.4 million at June 30, 2023 from $905.5 million at March 31, 2023, and decreased $16.9 million, or 1.84%, compared to $920.3 million at December 31, 2022. Noninterest bearing deposits decreased by $867 thousand and interest bearing deposits decreased by $1.2 million during the quarter. Lower cost interest bearing deposits decreased by $23.6 million during the quarter, which was offset by a $22.5 million increase in time deposits as customers continue to look for higher returns on their deposits.

Total stockholders’ equity increased by $855 thousand, or 1.12% to $77.2 million at June 30, 2023, from $76.3 million three months earlier, and increased $4.3 million, or 5.80%, from $72.9 million at December 31, 2022. The change during the quarter was due to earnings of $2.8 million, $1.7 million in other comprehensive losses during the quarter, and stock repurchases of $217 thousand.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic conditions; the residual effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2022. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2023)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

June 30, 2023; March 31, 2023; December 31, 2022; June 30, 2022

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2023	2023	2022	2022
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$20,013	$25,017	$19,299	$19,458
Interest-bearing deposits with banks	1,183	14,653	10,802	71,302
Federal funds sold	-	2,378	960	387
Investment securities available for sale	128,086	136,678	135,151	149,886
Restricted equity securities	2,801	3,014	1,950	1,950
Loans	779,138	764,615	754,872	720,618
Allowance for credit losses	(6,624)	(6,819)	(6,248)	(6,034)
Net loans	772,514	757,796	748,624	714,584
Cash value of life insurance	22,776	22,623	22,484	22,233
Other real estate owned	-	-	235	-
Properties and equipment, net	32,341	31,676	31,753	32,953
Accrued interest receivable	3,020	2,888	2,979	2,601
Core deposit intangible	1,076	1,181	1,286	1,496
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	5,684	5,321	5,744	4,186
Other assets	14,400	12,592	13,210	13,940
Total assets	$1,007,151	$1,019,074	$997,734	$1,038,233

Liabilities
Deposits
Noninterest-bearing	$299,413	$300,280	$310,510	$315,005
Interest-bearing	604,025	605,175	609,817	638,688
Total deposits	903,438	905,455	920,327	953,693

Borrowings	20,304	25,000	-	3,350
Accrued interest payable	267	261	95	54
Other liabilities	5,978	12,049	4,376	5,329
Total liabilities	929,987	942,765	924,798	962,426

Stockholders’ Equity
Common stock and surplus	33,349	33,520	33,613	33,471
Retained earnings	65,820	63,067	62,229	57,544
Accumulated other comprehensive loss	(22,005)	(20,278)	(22,906)	(15,208)
Total stockholders’ equity	77,164	76,309	72,936	75,807
Total liabilities and stockholders’ equity	$1,007,151	$1,019,074	$997,734	$1,038,233
Book value per share	$13.81	$13.61	$12.98	$13.52
Tangible book value per share(1)	$13.03	$12.82	$12.18	$12.67

Asset Quality Indicators
Nonperforming assets to total assets	0.15%	0.16%	0.19%	0.16%
Nonperforming loans to total loans	0.19%	0.22%	0.22%	0.23%
Allowance for loan losses to total loans	0.85%	0.89%	0.83%	0.84%
Allowance for loan losses to nonperforming loans	437.52%	407.59%	382.37%	371.32%

(1) Tangible book value is a non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2023	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$9,677	$9,164	$7,830	$18,841	$15,706
Interest-bearing deposits in banks	99	88	156	187	192
Federal funds sold	14	10	2	24	2
Interest on securities	746	796	768	1,542	1,324
Dividends	57	10	46	67	54
	10,593	10,068	8,802	20,661	17,278
Interest expense
Deposits	1,461	894	411	2,355	858
Interest on borrowings	242	169	40	411	85
	1,703	1,063	451	2,766	943
Net interest income	8,890	9,005	8,351	17,895	16,335

(Recovery of) Provision for credit losses	(195)	(106)	217	(301)	354
Net interest income after (recovery of) provision for credit losses	9,085	9,111	8,134	18,196	15,981

Noninterest income
Service charges on deposit accounts	545	497	481	1,042	917
Other service charges and fees	829	823	796	1,652	1,479
Net realized losses on securities	(16)	-	-	(16)	-
Mortgage origination fees	68	84	119	152	285
Increase in cash value of life insurance	153	139	135	292	262
Life insurance income	-	-	-	-	217
Other income	151	21	1	172	8
	1,730	1,564	1,532	3,294	3,168
Noninterest expenses
Salaries and employee benefits	4,176	4,086	3,817	8,262	7,396
Occupancy and equipment	1,172	1,186	1,072	2,358	2,077
Data processing expense	524	491	429	1,015	935
FDIC Assessments	184	111	114	295	228
Advertising	187	135	182	322	327
Bank franchise tax	105	105	127	210	253
Director fees	78	61	85	139	146
Professional fees	156	221	172	377	340
Telephone expense	118	139	127	257	260
Core deposit intangible amortization	105	105	134	210	268
Other expense	592	695	616	1,287	1,180
	7,397	7,335	6,875	14,732	13,410
Net income before income taxes	3,418	3,340	2,791	6,758	5,739

Income tax expense	665	612	555	1,277	1,097
Net income	$2,753	$2,728	$2,236	$5,481	$4,642

Net income per share	$0.49	$0.49	$0.40	$0.98	$0.83
Weighted average shares outstanding	5,589,340	5,597,233	5,590,330	5,593,265	5,592,822
Dividends declared per share	$0.00	$0.21	$0.00	$0.21	$0.15